ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("AGREEMENT") is made as of January 27, 2005, by and between Delta Mills, Inc., a Delaware corporation ("SELLER"), and Gibbs International, Inc., a South Carolina corporation ("BUYER").

RECITALS. Seller desires to sell, and Buyer or its assignee desire to buy, certain land, improvements, equipment, machinery and related assets from Seller on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the recitals, the mutual promises in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

1.   DEFINITIONS.  The following terms shall have the following meanings in this
     Agreement:

a. "ASSIGNEE" means any Person that is a wholly-owned subsidiary of Buyer or is wholly-owned by Jimmy I. Gibbs.

b. "BEATTIE PLANT" means Seller's plant located at 700 North Woods Drive, Fountain Inn, South Carolina 29644.

c.   "EASEMENT"  means  any  recorded  or  unrecorded  easement,  right  of way,
     servitude,  encroachment,   covenant  or  condition  with  respect  to  the
     particular real property.

d.   "EFFECTIVE DATE" means January 12, 2005.

e. "ENCUMBRANCE" means any charge, claim, community or other marital property interest, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of first option, right of first refusal or similar restriction.

f. "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air, buildings, plant and animal life and any other environmental medium or natural resource.

g. "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation or order that relates to the protection of human health or the Environment or that regulates, requires remediation of or requires notices with respect to any Hazardous Material or the Release or threatened Release of any Hazardous Material.

h. "ESCROW AGENT" means the law firm of Wyche Burgess Freeman & Parham, P.A. that is serving as the escrow agent in connection with the transactions described in this Agreement in accordance with the escrow agreement between the parties dated January 11, 2005 ("ESCROW AGREEMENT").

i. "HAZARDOUS MATERIAL" means any substance, material or waste which is regulated in any way by any federal, state or local governmental body, including any material, substance or waste that is defined as a "hazardous

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     waste," "hazardous material," "hazardous  substance,"  "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or
     asbestos-containing   material,   lead  based  paint,  urea   formaldehyde,
     polychlorinated biphenyls, mold and any biological agent.

j. "LIABILITY" means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on any financial statements.

k. "PERSON" means an individual, partnership, corporation, business trust, limited liability company, limited partnership, joint stock company, unincorporated association, joint venture, governmental agency or other entity.

l. "RELEASE" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property, including the presence of any Hazardous Material at any location.

2. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions of this Agreement, at the applicable Closing, Seller will sell and assign to Buyer, and Buyer or its Assignee will purchase from Seller, the following assets (collectively, the "ASSETS"):

     a. REAL PROPERTY. The real property consisting of the following three plants free and clear of all Encumbrances and Easements, except recorded general utility Easements of non-specific width and location that do not adversely affect the use or value of the plants (collectively, the "PLANTS"):

          i. The Estes Plant located at 750 Estes Drive, Piedmont, South Carolina 29673, consisting of approximately 119 acres, and all associated land, buildings, fixtures, improvements, as-built and other plans and drawings and maintenance logs ("ESTES PLANT");

          ii. The Furman Plant located at 710 North Woods Drive, Fountain Inn, South Carolina 29644, consisting of approximately 15 acres, and all associated land, buildings, fixtures, improvements, as-built and other plans and drawings and maintenance logs (excluding, however, Lot B shown on the Survey for Delta Mills, Inc. dated September 7, 2004, a copy of which has been provided by Seller to Buyer, which shall not be conveyed by Seller to Buyer) ("FURMAN PLANT"); and

          iii. The Catawba Plant located at 1007 West Finger Street Extension, Maiden, North Carolina 28650, consisting of approximately 33 acres, and all associated land, buildings, fixtures, improvements, as-built and other plans and drawings and maintenance logs ("CATAWBA PLANT").

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     b.   EQUIPMENT. The machinery,  equipment and parts described on SCHEDULE 1 attached to this Agreement and all associated operations and other manuals, layouts, plans, drawings and maintenance and operating logs ("EQUIPMENT"). Buyer shall have the right to abandon in place some or all of the Equipment located at the Beattie Plant and described on
          SCHEDULE 3 attached to this Agreement, and all such abandoned Equipment shall remain the property of Seller. If Buyer or its Assignee does not purchase the Estes Plant or the Catawba Plant, Buyer shall have the right to abandon in place some or all of the Equipment located at such Plant and described on SCHEDULE 3, and all such abandoned Equipment shall remain the property of Seller.

     c. AS IS SALE. Except as expressly provided otherwise in this Agreement, Seller's sale of the Assets to Buyer shall be AS IS, WHERE IS. WITH RESPECT TO THE EQUIPMENT, EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WHETHER CREATED BY CONTRACT OR BY OPERATION OF LAW, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

3. EXCLUDED ASSETS. Buyer is not purchasing the machinery and equipment described on SCHEDULE 2 attached to this Agreement ("EXCLUDED ASSETS").

4.   PURCHASE PRICE.

     a. Subject to the potential reductions described in this SECTION 4, the total purchase price for all of the Assets ("PURCHASE PRICE") shall be $7,000,000.00. Seller has already deposited $700,000.00 with Escrow Agent pursuant to the Escrow Agreement.

     b. If Buyer gives Seller notice pursuant to SECTION 5.B. OR SECTION 7.F. below that Buyer will not purchase one or more of the Plants, the Purchase Price shall be reduced by the amount listed below for each such Plant:

          i.   Estes Plant, $1,000,000.00;
          ii.  Furman Plant, $1,900,000.00; and
          iii. Catawba Plant, $400,000.00.

     c. If Buyer gives Seller notice pursuant to SECTION 7.F. below that Buyer will not purchase the Equipment, the Purchase Price shall be reduced by $3,700,000.00.

     d. Seller shall pay and be responsible for all ad valorem property taxes with respect to the Assets for all periods before the applicable Closing; PROVIDED that Buyer and Seller shall pro rate the 2005 ad valorem property taxes for the Plants Buyer purchases as of the date of the applicable Closing. Seller shall pay its pro rated amount to Buyer at the applicable Plant Closing.

     e. Buyer shall be entitled to determine the allocation of the Purchase Price to the Assets, and Seller and Buyer shall use that allocation for all tax purposes, including the filing of IRS form 8594.

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     f.   Seller shall pay and shall be responsible for all recording fees, deed stamps and other transfer taxes with respect to the sale of the Plants.

     g.   Buyer is not assuming any Liabilities.

5.   REVIEW PERIOD.

     a. Buyer shall have a period of 90 days ("REVIEW PERIOD") after the Effective Date to conduct its investigation and due diligence with respect to the Plants and to close in accordance with SECTION 5.B. below. During the Review Period, Seller shall provide to Buyer and its contractors and agents at no charge reasonable access to all of the Plants, including all buildings and other improvements, in order to allow them to conduct, at Buyer's expense, surveys, environmental studies and tests (including Phase I, and possible subsequent Phase II, borings, reviews and reports) and other due diligence with respect to the Plants. Promptly after the date hereof, Seller shall deliver to Buyer all (i) surveys (to the extent in the possession of Seller or its agents), (ii) environmental reports and other documents and records evidencing, mentioning or relating to any environmental condition, investigation, proceeding or any non-compliance with any applicable Environmental Law, (iii) title commitments and policies (to the extent in the possession of Seller or its agents), deeds vesting title to the Plants in Seller (to the extent in the possession of Seller or its agents), and ad valorem property tax notices with respect to any of the Assets, and (iv) building plans and drawings relating to the Plants (collectively, "DUE DILIGENCE DOCUMENTS"); PROVIDED that Buyer shall return to Seller all such documents relating to any Plant Buyer does not purchase. Additionally, promptly after the date hereof, Seller shall disclose to Buyer in writing all environmental conditions, investigations, proceedings and non-compliance with any applicable Environmental Law relating to the Assets and not expressly disclosed in the Due Diligence Documents, to the best of the knowledge of Seller's Director of Engineering, John Hall ("SELLER'S CERTIFICATION").

     b. Notwithstanding any other provision of this Agreement, Buyer may give written notice to Seller during the Review Period that it will not purchase one or more of the Plants based on an environmental matter, a title matter or a survey-related matter that Buyer determines in its reasonable judgment adversely affects the particular Plant, including
          (i) any failure of a Plant to comply with applicable Environmental Laws, (ii) any failure of Seller to remove in compliance with applicable Environmental Law any barrel or other container of any Hazardous Material, (iii) the existence of any Easement that adversely affects the value or use of the particular Plant, and (iv) the commencement of any condemnation proceedings, or the giving of any notice of proposed condemnation proceedings, with respect to a Plant or part of a Plant; PROVIDED that the existence of asbestos within the buildings at a Plant shall not constitute a basis for Buyer to give that notice; PROVIDED further that the absence of a "no further action" letter from the applicable government agency with respect to the remediation in connection with the oil tank leak at the Furman Plant shall be a failure of the Furman Plant to comply with applicable environmental law under SUBPART B.I. above and shall constitute a basis for Buyer to give that notice. No such exclusion shall apply to

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          any  Equipment  located at such Plant.  If Buyer  gives  Seller such a notice, the parties shall negotiate in good faith for at least 14 days regarding a mutually satisfactory resolution of the matters set forth in that notice.

     c. Seller discloses to Buyer that the Estes Plant and the Furman Plant are currently subject to fee-in lieu of property taxes ("FILOT") transactions and that legal title to each of the Estes Plant and the Furman Plant is currently held in the name of the county in which such Plant is located. Notwithstanding anything to the contrary set forth in this Agreement, Seller's obligations under this Agreement are contingent upon Seller's obtaining the approval of the applicable county to release the applicable Plant from the existing FILOT arrangements by quitclaiming the Plant to Seller. Seller shall use its reasonable efforts to obtain those quitclaim deeds. If, despite Seller's reasonable efforts, Seller is unable to obtain any such quitclaim deed, Seller shall not be required to transfer the particular Plant to Buyer, and Seller shall have no liability under this Agreement with respect to that failure.

     d. If Buyer gives Seller written notice under SECTION 5.B. above that Buyer will not purchase one or more of the Plants based on a title matter or a survey related matter (and that title matter or survey related matter is "material" as defined below), or if Seller does not obtain a quitclaim deed from the applicable county for one or more Plants as provided in SECTION 5.C. above, Seller shall promptly reimburse Buyer for all of Buyer's reasonable, documented, out-of-pocket due diligence expenses with respect to the Plant or Plants described in the notice, including the costs of environmental tests and reports, title searches and surveys, up to a total of $17,000.00 with respect to the Estes Plant, $10,000.00 with respect to the Catawba Plant, and $10,000.00 with respect to the Furman Plant. Notwithstanding the foregoing, if (i) Buyer's notice under SECTION 5.B. is based solely on Seller's failure to obtain one or both of the quitclaim deeds, (ii) Seller delivers to Buyer a written request for an extension of time to obtain one or both of the quitclaim deeds within five days after Buyer gives the written notice under SECTION 5.B., and (iii) Buyer does not agree to delay the effectiveness of its written notice under SECTION 5.B. for 90 days while Seller continues to seek to obtain one or both of the quitclaim deeds, Seller shall not be required to reimburse Buyer for any due diligence expenses with respect to the Estes Plant or the Furman Plant. If Seller reimburses Buyer for expenses under this SECTION 5.D., if requested by Seller, Buyer shall deliver to Seller all environmental reports, title search results and surveys covered by that reimbursement.

     e. For purposes of SECTION 5.D., a title matter or survey related matter shall be deemed to be "MATERIAL" if (i) it materially adversely affects the use or value of the applicable Plant, (ii) it is Seller's not having or not being able to transfer to Buyer in accordance with this Agreement exclusive, good and marketable fee simple title to the Plant, (iii) it is the existence of a condemnation or eminent domain proceeding, (iv) it is the existence of any Encumbrance, or (v) it is the existence of any Easement other than recorded general utility Easements of non-specific width and location that do not adversely affect the use or value of the Plant.

6.   ACCESS.

     a. During the period between the Effective Date and the applicable Plant Closing with respect to the Estes, Furman and Catawba Plants, Seller shall provide to Buyer and its potential customers, contractors and agents at no charge reasonable access to the Plants and the Equipment

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          in those Plants and adequate  lighting and  electricity to allow Buyer to evaluate, show, market, disassemble and remove that Equipment and to evaluate, show and market the Plants. With respect to any Plant that Buyer does not purchase, at Buyer's request, Seller shall extend the period described in the preceding sentence for up to 240 days after the Equipment Closing Date, as determined by Buyer; PROVIDED that as long as Seller continues to own one or more Plants, starting 180 days after the Equipment Closing Date, Buyer shall pay Seller in advance each week an amount equal to the product of $1.00 and the number of square feet in each such Plant that the Equipment continues to occupy; PROVIDED further that if Buyer agrees to delay the effectiveness of its written notice pursuant to SECTION 5.D. above, Buyer's obligation to pay Seller the amounts specified in this sentence shall not start until 270 days after the Equipment Closing Date. Buyer shall not disassemble or remove any of the Equipment until the Equipment Closing occurs.

     b. From and after the Effective Date up to a period of 180 days after the Equipment Closing Date, Seller shall provide to Buyer and its potential customers, contractors and agents at no charge reasonable access to the Equipment at the Beattie Plant and adequate lighting and electricity to allow Buyer to evaluate, show, market, disassemble and remove that Equipment. At Buyer's request, Seller shall extend that 180-day period for up to another 60 days, as determined by Buyer; PROVIDED that Buyer shall pay Seller in advance each week during that extension period an amount equal to the product of $1.00 and the number of square feet in the Beattie Plant that the Equipment continues to occupy. Buyer shall not disassemble or remove any of the Equipment until the Equipment Closing occurs.

     c. After the Plant Closing for the Estes Plant, if any, and for a period of up to 90 days after the Effective Date, Buyer shall provide to Seller or the purchasers of the Excluded Assets reasonable access to the Excluded Assets and adequate lighting and electricity to allow
          Seller or the purchasers to disassemble and remove the Excluded Assets. At Seller's request, Buyer shall extend that 90-day period for up to another 90 days, as determined by Seller; PROVIDED that Seller shall pay Buyer in advance each week during that extension period an amount equal to the product of $1.00 and the number of square feet in the Estes Plant that the Excluded Assets continue to occupy.

     d. Seller shall provide and be responsible for adequate security, lighting and electricity at each Plant and the Beattie Plant until the earlier of the Plant Closing for that Plant or the expiration of the periods set forth in SECTIONS 6.A. and 6.B. above, including any extensions.

     e. For purposes of this Agreement, reasonable access times shall include Monday through Friday, 8 am through 5 pm Eastern Time.

     f. Buyer shall defend, indemnify and hold Seller and its directors, officers, employees and agents harmless from and against any and all liabilities, losses, damages, claims and expenses arising out of any personal injury, death, property damage or violation of Environmental Law at a Plant before the applicable Plant Closing caused by Buyer's or Buyer's agents', representatives', riggers' or invitees'
          dismantling, removing, storing, shipping, delivering, assembling, disassembling, installing or de-installing the Equipment at the Plant.

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     g.   Seller  shall  defend,  indemnify  and hold  Buyer and its  directors, officers, employees and agents harmless from and against any and all liabilities, losses, damages, claims and expenses arising out of any personal injury, death, property damage or violation of Environmental
          Law  at  a   Plant   caused   by   Seller's   or   Seller's   agents',
          representatives',   riggers'  or  invitees'   dismantling,   removing,
          storing, shipping, delivering, assembling, disassembling, installing or de-installing the Excluded Assets at the Plant.

     h. During the period from the date of the Equipment Closing through the date that Buyer completes the removal of all Equipment from Plants Buyer or its Assignee does not purchase from Seller, Buyer shall maintain in full force and effect (a) a commercial general liability insurance policy, an automobile liability insurance policy and an employers liability policy, each issued by a reputable national insurance carrier reasonably satisfactory to Seller, and having aggregate coverage and per occurrence coverage of at least $2,000,000.00 in the case of the commercial general liability and automobile liability policies and $1,000,000.00 in the case of the employers liability policy, and (b) workers compensation insurance required by applicable law. Buyer shall cause Seller to be named as an additional insured on the foregoing liability policies, shall ensure all of the foregoing policies contain a waiver of subrogation in favor of Seller, and shall deliver certificates of insurance evidencing that coverage to Seller within five days after the date of this Agreement.

     i. During the period from the date of the first Plant Closing to occur through the date that Seller completes the removal of all Excluded Assets from the Plants Buyer or its Assignee purchases from Seller, Seller shall maintain in full force and effect (a) a commercial general liability insurance policy, an automobile liability insurance policy and an employers liability policy, each issued by a reputable national insurance carrier reasonably satisfactory to Buyer, and having aggregate coverage and per occurrence coverage of at least $2,000,000.00 in the case of the commercial general liability and automobile liability policies and $1,000,000.00 in the case of the employers liability policy, and (b) workers compensation insurance required by applicable law. Seller shall cause Buyer to be named as an additional insured on the foregoing liability policies, shall ensure all of the foregoing policies contain a waiver of subrogation in favor of Buyer, and shall deliver certificates of insurance evidencing that coverage to Buyer within five days after the date of this Agreement.

     j. When removing the Equipment from a Plant for which the applicable Plant Closing has not occurred, Buyer shall (i) disconnect the utilities, ductwork and related supplies to the Equipment to the lowest of 12 feet off the floor, above the lighting fixtures, above the nearest pipe chase or above the nearest utility header, (ii) leave the Plant in which the Equipment was located in "broom clean" condition, and (c) not damage the Plant when removing any of the Equipment from the Plant, normal wear and tear and holes and other physical deficiencies remaining as a result of the installation and operation of the Equipment excluded.

     k. When removing the Excluded Assets from a Plant for which Buyer has not given a notice pursuant to SECTION 5.B. above or SECTION 7.F. below, Seller shall (i) disconnect the utilities, ductwork and related supplies to the Excluded Assets to the lowest of 12 feet off the floor, above the lighting fixtures, above the nearest pipe chase or above the nearest utility header, (ii) leave the Plant in which the Excluded Assets were located in "broom clean" condition, and (c) not damage the Plant when removing any of the Excluded Assets from the Plant, normal wear and tear and holes and other physical deficiencies

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          remaining  as a  result  of  the  installation  and  operation  of the
          Excluded Assets excluded.

     l. At the Equipment Closing, Buyer and Seller will execute and deliver an access agreement in recordable form with respect to each Plant and the Beattie Plant incorporating the provisions of SECTIONS 6.A. through 6.E. above and such other provisions on which the parties agree ("ACCESS AGREEMENTS"). The parties shall file the applicable Access Agreement in the office of the Register of Deeds in the county in which the applicable Plant is located.

7. CLOSINGS. Subject to the terms and conditions of this Agreement, the closings of the purchase and sale of the Assets (the "CLOSINGS") shall occur as follows:

     a. The closing of Buyer's purchase of the Equipment shall occur in the offices of Escrow Agent in Greenville, South Carolina within 30 days after the Effective Date at a time on which the parties agree ("EQUIPMENT CLOSING"). At the Equipment Closing, Escrow Agent shall wire transfer to Seller $370,000.00 of the Escrow Funds (defined in Escrow Agreement), and Buyer shall wire transfer to Seller an additional $3,330,000.00.

     b. Buyer may close on the purchase of the Plants individually or together. Each closing of Buyer's purchase of a Plant (other than any Plant Buyer elects not to purchase in accordance with SECTION 5.B. above or SECTION 7.F. below) shall occur in the offices of Escrow Agent in Greenville, South Carolina within 90 days after the Effective Date at a time on which the parties agree ("PLANT CLOSING"); PROVIDED that if Buyer agrees to delay the effectiveness of its written notice pursuant to SECTION 5.D. above, the applicable Plant Closing shall occur within 180 days after the Effective Date. At each Plant Closing, Escrow Agent shall wire transfer to Seller the balance of the Escrow Funds, and Buyer shall wire transfer to Seller the balance of the Purchase Price, as reduced in accordance with SECTION 4 above; PROVIDED that if Buyer gives notice pursuant to SECTION 5.B. above or
          SECTION 7.F. below that it will not purchase one or more of the Estes Plant, the Furman Plant or the Catawba Plant, after the expiration of the 14-day period described in SECTION 5.B. (with respect to a notice given pursuant to SECTION 5.B.) or promptly in the case of a notice given pursuant to SECTION 7.F., unless Escrow Agent receives a written notice to the contrary signed by Seller and Buyer, Escrow Agent shall promptly disburse the following amounts of the Escrow Funds to Buyer with respect to each such Plant (collectively, the "PLANT DEPOSITS") and Buyer shall not pay any further amount to Seller with respect to any such Plant: (a) Estes Plant, $100,000.00; (b) Furman Plant, $190,000.00; and (c) Catawba Plant, $40,000.00. If Buyer does not give notice pursuant to SECTION 5.B. or SECTION 7.F. that it will not purchase a particular Plant and Seller has performed its covenants and agreements under this Agreement, but Buyer does not consummate the Plant Closing with respect to that Plant, then Seller shall be entitled to receive from Escrow Agent the Plant Deposit with respect to that Plant as liquidated damages, and Seller shall not be entitled to recover any other amount from Buyer or have any other remedy with respect to such Plant.

     c. At the Plant Closing, Seller shall grant to Duke Energy Corporation ("DUKE"), and if necessary to Buyer, and their respective successors and assigns, rights of way and easements appurtenant to and benefiting the Furman Plant and running with the Furman Plant land, in form and substance reasonably acceptable to Duke and Buyer, to use the existing substation and other electric lines and facilities located on the

          Beattie Plant to enable Duke to furnish electric power to the Furman Plant meeting the power supply needs of the Furman Plant.

     d. At the Plant Closing, Seller shall grant to Buyer, and if necessary any governmental units providing sewage services, and their respective successors and assigns, rights of way, easements and other agreements appurtenant to and benefiting the Furman Plant and running with the Furman Plant land, in form and substance reasonably acceptable to Buyer and such governmental units, to use the existing sewage collection facilities, pumping stations and other sewage lines and facilities located on the Beattie Plant land (collectively, the "SYSTEM") to permit the continued discharge and transportation of sewage effluent from the Furman Plant meeting the needs of the Furman Plant up to 25,000 gallons of effluent per day plus such other additional gallons of effluent as the capacity of the System not then used by the Beattie Plant can accommodate, through and across the System on the Beattie Plant to discharge such effluent in publicly maintained sewage lines and public sewage treatment facilities.

     e. Subject to SECTION 6.F. above, Seller shall bear (i) all risk of loss with respect to the Excluded Assets and (ii) all risk of loss with respect to particular Assets until the Closing for those Assets has been completed.

     f. Seller shall give Buyer immediate written notice if any Asset is damaged or destroyed by fire, storm or other casualty before the Closing with respect to that Asset. If the damage reduces the value of the Equipment or a particular Plant by more than 2%, Buyer shall have the right (i) to require Seller to assign to Buyer at the applicable Closing all insurance proceeds payable in connection with the casualty or (ii) to elect not to purchase the damaged or destroyed Equipment or Plant and to receive a corresponding reduction in the total Purchase Price in accordance with SECTION 4 above.

8.   ADDITIONAL COVENANTS.

     a. At the Equipment Closing and at each Plant Closing, Seller shall deliver to Buyer (i) certificates of existence from the Secretaries of State of Delaware, North Carolina and South Carolina for Seller and
          (ii) certified resolutions of the board of directors of Seller in form and substance satisfactory to Buyer establishing that the board has authorized the transactions described in this Agreement and Seller's sale of the Equipment and the Plants, respectively, to Buyer on the terms and conditions of this Agreement.

     b. From and after each Closing, each of Seller and Buyer shall execute and deliver all assignments and assurances reasonably requested by the other party to carry out the purposes of this Agreement.

     c. Between the Effective Date and the applicable Closing, Seller shall only operate the Assets in the ordinary course of business and shall not remove any of the Equipment from the Plants.

     d. The parties shall read all utility meters and pro-rate the applicable utility bills as of the applicable Closing.

     e. Seller shall provide to Buyer and its title insurance company all affidavits and other documents as Buyer or its title insurance company may reasonably request in order to enable Buyer to obtain title to the Plants as provided in this Agreement and to acquire title insurance policies on the Plants insuring title consistent with terms of this Agreement.

     f. At the Equipment Closing, Seller shall execute and deliver to Buyer a bill of sale transferring to Buyer good, exclusive and marketable title to the Equipment, free and clear of all Encumbrances (the "BILL OF Sale").

     g. At the applicable Plant Closing, Seller shall execute and deliver to Buyer in recordable form a general warranty deed for the applicable Plant transferring to Buyer good and marketable fee simple title to the Plant, free and clear of all Encumbrances and Easements, other than recorded general utility Easements of non-specific width and location that do not adversely affect the use or value of the Plant (each, a "DEED").

     h. Each party shall ensure that its representations and warranties in this Agreement shall be accurate on and as of each Closing.

     i. If for any reason Seller does not grant the rights of way and easements described in SECTIONS 7.C. and 7.D. above at the Plant Closing for the Furman Plant, Seller shall have a continuing obligation to grant those rights of way and easements as requested by Buyer after the Plant Closing for the Furman Plant. Nothing in this
          SECTION 8.I. shall reduce Seller's obligations under SECTIONS 7.C. and 7.D. above.

     j. Seller shall deliver to Buyer at each Closing to occur a Tax Compliance Affidavit Concerning Transfer of Majority of Assets of a Business Under South Carolina Code Section 12-54-124, completed to reflect accurately Seller's status on and as of that Closing Date, or in lieu of that affidavit, a Tax Compliance Certificate from the South Carolina Department of Revenue dated on or after the Effective Date.

9. SELLER'S REPRESENTATIONS AND WARRANTIES. As of the date hereof and as of the date of each Closing, Seller represents and warrants to Buyer as follows:

     a. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the States of North Carolina and South Carolina. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller has been duly authorized by all necessary corporate actions of Seller. This Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     b. Seller is not and shall not be liable for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

     c. Seller has in full force property damage insurance policies having extended coverage, replacement value coverage and all risk coverage, covering the Assets for, among other things, loss or damage by fire, storm or other casualty, vandalism and malicious mischief, and loss of rents.

     d. Except as otherwise disclosed in SECTION 5.C., Seller is the sole owner of good, marketable and insurable fee simple title to all of the Assets that are real property, and Seller is the sole owner of good and marketable title to all other Assets,

     e. There are no condemnation or eminent domain proceedings pending or threatened against any of the Plants or any part of the Plants, and Seller has not received any written or oral notice of the desire of any public authority or other entity to take or use the Plants or any part of the Plants for any purpose.

     f. There are no outstanding options, leases or other contracts that give any Person any right with respect to any of the Assets, including any right to occupy or to purchase any interest in any Plant or any part of a Plant.

     g. Seller does not have any knowledge or notice of any actual or threatened claim, litigation or proceeding that could have a material adverse effect on the use or value of the Plants.

     h. Seller does not have any knowledge or notice of any actual or alleged failure of Seller or any Asset to comply with any applicable law, statute, ordinance, rule, regulation, order, permit or judgment.

10. BUYER'S REPRESENTATIONS AND WARRANTIES. As of the date hereof and as of the date of each Closing, Buyer represents and warrants to Seller as follows:

     a. Buyer is a corporation validly existing and in good standing under the laws of the State of South Carolina. Buyer has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution of this Agreement by Buyer has been duly authorized by all necessary corporate actions of Buyer. This Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     b. Buyer is not and shall not be liable for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

11. CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to sell the Assets to Buyer is subject to the satisfaction, at or before the applicable Closing, of the following conditions, any of which Seller may elect to waive by delivering a signed written waiver to Buyer:

     a. Buyer shall have paid the applicable portion of the Purchase Price as required in SECTION 4 above.

     b.   Buyer shall have performed all of its covenants in this Agreement.

     c. Buyer's representations and warranties in this Agreement shall be accurate in all material respects on and as of the date of the applicable Closing.

12. CONDITIONS TO BUYER'S OBLIGATIONS. The obligation of Buyer to purchase the Assets (or, in the case of SECTION 12.E., the applicable Asset) from Seller is subject to the satisfaction, at or before the applicable Closing, of the following conditions, any of which Buyer may elect to waive by delivering a signed written waiver to Buyer:

     a. Seller shall have executed and delivered to Buyer at the applicable Closing the Bill of Sale and the applicable Deed.

     b.   Seller shall have performed all of its covenants in this Agreement.

     c. Seller's representations and warranties in this Agreement shall be accurate in all material respects on and as of the date of the applicable Closing.

     d. Seller shall have executed and delivered to Buyer a certificate in form and substance reasonable satisfactory to Buyer stating that Seller has provided to Buyer all Due Diligence Documents and that Seller's Certificate is accurate and complete.

     e. There shall not have been any material adverse change in the condition or value of any Asset, including any reduction in the value of any Asset by more than 2% resulting from fire, storm or other casualty.

13.  DEFAULT AND TERMINATION.

     a. If Buyer commits a material breach of this Agreement and fails to cure that breach within 30 days after Seller gives Buyer written notice of the breach, Seller may terminate this Agreement by giving Buyer written notice of termination and, subject to the liquidated damages provision in SECTION 7.B. above, may pursue its other rights and remedies under this Agreement and applicable law.

     b. If Seller commits a material breach of this Agreement and fails to cure that breach within 30 days after Buyer gives Seller written notice of the breach, Buyer may terminate this Agreement by giving Seller written notice of termination, shall be entitled to a prompt refund of the Escrow Funds and may pursue its other rights and remedies under this Agreement and applicable law.

14. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, by FedEx or other national overnight delivery service, or by facsimile or email followed by a confirmation copy in first class mail, to the following addresses of the parties or such subsequent addresses of which either party gives the other party written notice in accordance with this SECTION 14:

                  Delta Mills, Inc.
                  700 North Woods Drive
                  Greenville, South Carolina  29644
                  Attn:    Mr. Pat Danahy
                  Facsimile:  864-255-4165
                  Email:  pat.danahy@detamills.com

With a copy to:   James I. Warren, Esquire
                  Wyche, Burgess, Freeman, & Parham, P. A.
                  44 E. Camperdown Way
                  Greenville, South Carolina 29601
                  Facsimile:  864-235-8900
                  Email:  jwarren@wyche.com



                  Gibbs International, Inc.
                  9855 Warren H. Abernathy Highway
                  Spartanburg, South Carolina  29301
                  Attn:    Mr. John H. Gieser
                  Facsimile:  864-949-2660
                  Email:     jgieser@gibbsinternational.com


With copies to:   Stephen R. Hunting, Esquire
                  Parker, Poe, Adams & Bernstein LLP
                  Three Wachovia center, Suite 3000
                  401 South Tryon Street
                  Charlotte, North Carolina  28202
                  Facsimile:  704-335-9673
                  Email:   stevehunting@parkerpoe.com

and               F. Douglas P. Evans, Esquire
                  Brown, Massey, Evans, McLeod & Haynsworth, P.A.
                  106 Williams Street
                  Greenville, SC  29601
                  Facsimile:  864-242-6469
                  Email:  dougevans@bmemhlaw.com

15. CONFIDENTIALITY. Except as otherwise provided in this Agreement, each party shall keep the terms and conditions of this Agreement confidential; PROVIDED that each party may disclose the existence of the Agreement and the sale of the Assets described in this Agreement. Any public announcement relating to the execution of this Agreement or the Purchase Agreement shall be reasonably acceptable to both parties; PROVIDED that either party may make any disclosure required by applicable law, including applicable securities laws.

16.  GENERAL.

     a. This Agreement may modified only by a written amendment signed by both parties. Any waiver under this Agreement must be in writing and signed by the waiving party to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver.

     b. Except as expressly provided otherwise in this Agreement, each party shall bear its own costs and expenses incurred in connection with this Agreement.

     c. Buyer shall not assign its rights under this Agreement without the prior written consent of Seller, and any attempted assignment without that consent shall be void; PROVIDED that Buyer may assign some or all of its rights under this Agreement to an Assignee without Seller's consent. The provisions of this Agreement shall be binding on, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns. There are no third party beneficiaries of this Agreement.

     d. This Agreement shall be governed by the laws of the State of South Carolina, excluding its conflict of laws principles. Buyer and Seller hereby consent and submit to the jurisdiction of the courts of the State of South Carolina and the federal district court for the District of South Carolina for the purposes of this Agreement or a breach of this Agreement and expressly waive all objections to the venue of those courts.

     e. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. Signatures transmitted by facsimile or in a .pdf file by email shall be effective.

     f. If any term or condition of this Agreement is determined to be invalid, void or unenforceable, the remaining terms and conditions of this Agreement will remain in full force and effect. Schedules 1 through 4 attached to this Agreement are incorporated by reference. The term "including" shall not be construed to be limiting.

     g. This Agreement constitutes the entire agreement of the parties with respect to the subject matter and supersedes all prior agreements and undertakings, written and oral, with respect to the subject matter; PROVIDED that the Escrow Agreement is not superseded and shall remain in effect. In particular, this Agreement supersedes the letter of intent between the parties relating to the Assets and dated as of January 11, 2005 ("LOI"), and the LOI shall be of no further force or effect.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the date first written above.

Delta Mills, Inc.                              Gibbs International, Inc.

By: /s/ William H. Hardman, Jr.                By: /s/ John Gieser
    --------------------------------              -----------------------
                                                  John Gieser, Vice President
Title: Chief Financial Officer



LIST OF ATTACHED SCHEDULES

Schedule 1        Assets
Schedule 2        Excluded Assets
Schedule 3        Equipment Buyer May Abandon